UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHINA INSONLINE CORP.
(Exact name of registrant as specified in its charter)

Delaware	74-2559866
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 42, 4F, New Henry House, 10 Ice Street, Central, Hong Kong
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: ____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

NONE
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

The following is a summary of the material terms of the common stock of China INSOnline Corp., a Delaware corporation (the “Company”) This summary is subject to and qualified in its entirety by the Company’s Certificate of Incorporation (as amended) and the Bylaws of the Company (as amended) and by the applicable provisions of the Delaware General Corporate Law.

The Company’s authorized capital stock currently consists of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), of which there are 40,000,000 shares of Common Stock issued and outstanding. There are no shares of preferred stock authorized, issued or outstanding. Holders of shares of Common Stock are entitled to one (1) vote for each share on all matters to be voted on by the Company’s stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors of the Company in its discretion from funds legally available therefore. In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock. Holders of Common Stock have no preemptive rights to purchase our Common Stock. Furthermore, there are no conversion or redemption rights or sinking fund provisions with respect to our Common Stock.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed hereunder because no other securities of the Company are listed by The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 25, 2008

CHINA INSONLINE CORP.

By:	/s/ Junjun Xu
Name: Junjun Xu
Title: Chief Executive Officer